Exhibit 99.1

Senetek PLC Announces 2005 Results and Highlights

Investor Conference Call Scheduled for April 20

NAPA, Calif., April 17, 2006/PRNewswire-First Call/ — Senetek PLC (OTCBB: SNTKY), http://www.senetekplc.com/, a health care technology company engaged in the study of senescence, the science of aging, with a focus on the development of anti-aging skincare and dermatological therapeutics, today announced results for 2005 and business development highlights.

2005 Financial Results

Total revenues for 2005 were $5,871,000, which represented a decrease of $1,679,000 from revenues of $7,550,000 for the year ended December 31, 2004. The Company realized a net loss of $1,739,000, or $(0.03) per fully diluted share, compared to net income of $566,000, or $0.01 per share for the year ended December 31, 2004.

The principal factor contributing to the $1,679,000 decline in 2005 revenues compared to 2004 was the $1,500,000 of non-recurring 2004 revenue related to settlement of the Company’s lawsuit against a former licensee.

Principal factors contributing to the $2,305,000 decline in 2005 net income as compared to 2004 were:

•	2004 non-recurring income from discontinued operations of $1,400,000 from settlement of a defaulted purchase money note issued to the Company;

•	Approximately $547,000 of non-recurring expense in 2005 for termination of the Napa corporate office lease, relocation costs associated with our move to more efficient space, termination of personnel and the closure of the United Kingdom office. These actions yielded expense reductions fully realized beginning the first quarter of 2006;

•	A 2005 non-cash charge of $200,000 to write off the Company’s remaining inventory of Kinetin Plus Age Defiant products and componentry, as required by the July 2005 amendment to the Valeant Pharmaceuticals license agreement.

Highlights

•	Completion of the build out and staffing of the Senetek PLC laboratory located in the Science Park adjacent to the University of Aarhus in Denmark;

•	Major expansion of the research collaboration with the Institute of Experimental Botany of the Czech Academy of Sciences, Czech Republic, entitling Senetek to all cytokinins for all therapeutic indications and non-cytokinins for all skincare and dermatological indications, both OTC and Rx;

•	Entered into research collaboration with two leading researchers at the Institute of Biological Research and Biotechnology of the National Hellenic Research Foundation, University of Athens;

•	Successful completion of the development of Zeatin, the Company’s newest antiaging compound, ready for commercialization through our partner, Valeant Pharmaceuticals;

•	Identification and selection of additional compounds for future commercialization, completing biological activity and preliminary toxicology at the cellular level on 13 compounds, netting 6 with promise;

•	Accelerated the development of PRK 124, including histological testing at the Department of Dermatology of the University of California, Irvine, and Phase II safety testing and the initiation of human clinical trials at various well known testing laboratories;

•	Licensed Kinetin to pH Advantage and Ofra Cosmetics during the first half of 2005;

•	Broadened the Valeant Pharmaceutical License agreement for Kinetin and granted exclusive worldwide rights for Zeatin in exchange for guaranteed annual minimums to Senetek of $6 million in 2006, $7 million in 2007 and $8 million each in 2008, 2009 and 2010, before $1 million annual market development allowances to Valeant; and

•	Relocated the Napa corporate headquarters and closed the UK offices, significantly reducing overhead that will be recognized in the years ahead.

Frank J. Massino, Chairman and Chief Executive of Senetek, commenting on the progress of the Company’s business since the beginning of 2005, noted, “In 2005 and early 2006 we made major strides in the execution of Senetek’s strategic plan which called for re-establishing the focus on the Company’s core competency, the development of skincare and dermatological therapeutics while placing our ancillary pharmaceutical technologies with strong partners that could assume full financial and regulatory responsibility and bring these exciting products to market on a basis permitting the Company to share in the financial upside of their commercial success through milestone payments and royalties on net sales. In addition, we have made significant progress in improving the Company’s financial position going forward through the successful relocation of the Napa headquarter offices to smaller and more efficient space, closing the UK facility and paying off the noteholders while securing a line of credit with Silicon Valley Bank.”

“Some of these efforts reached fruition early this year. In February 2006 we signed an exclusive Invicorp license agreement with Plethora Solutions for the key North American market which calls for Plethora to initiate a regulatory filing in the US, assuming full financial responsibility. Then just weeks ago we announced our agreement with Ranbaxy Pharmaceuticals for its purchase of our proprietary Reliaject® drug delivery system and automated production equipment, providing Senetek significant participation in the future success of Reliaject through milestone payments and percentages of net sales. These annuities will combine with the already existing Signet agreement on diagnostic monoclonal antibodies, the EU Invicorp agreement with Ardana BioScience and the eleven Kinetin licenses to fund the development of new products.”

“No doubt, the most significant achievement for 2005 was the expanded Valeant agreement which provides for a $37 million minimum guarantee over 5 years subject to a $1 million market development credit on an annual basis. The other most noteworthy accomplishments lay in the area of product development and expanded research collaborations. The Company successfully completed the development of Zeatin, and granted an exclusive worldwide license to Valeant, greatly expanded its collaboration with the Institute of Experimental Botany, gaining additional rights to new indications and compounds while accelerating the development of its newest active ingredient, PRK124, The interim results of the ongoing clinical trials for PRK 124 are very promising. Meanwhile, we are keeping the new product pipeline well primed. Our Aarhus research laboratories completed biological activity and preliminary toxicology screening at the cellular level on 13 new compounds, of which six showed promise. We look forward to an exciting and rewarding year in 2006.”

The Company will conduct its year-end teleconference call for investors on Thursday April 20, 2006 at 9:00 a.m. Pacific, 12:00 p.m. Eastern. The domestic dial-in number is 800-895-1713; the international dial-in number is 785-424-1058, conference ID SENETEK. Mr. Frank J. Massino, Chairman & CEO and Mr. William F. O’Kelly, Chief Financial Officer, will discuss the 2005 operating results and the outlook for 2006. Replay of the conference call will be available until April 24, 2006. Domestic Replay dial-in 877-856-8966, International Replay dial-in 402-220-1610, replay conference ID SENETEK.

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Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to 14 leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with a broad range of

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academic and government-based research enterprises, including The Institute of Experimental Botany of the Czech Academy of Sciences, and with the Department of Dermatology, University of California at Irvine, to identify and evaluate additional new biologically active compounds for this high growth field.

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

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